CHANGING THE WAY YOU LOOK AT PICTURES™

URGENT NOTICE

Dear Shareholder,

Please remember that the Annual Meeting of Shareholders of PhotoWorks, Inc. is fast approaching and will be held on June 28, 2005.

Over the past 18 months, the new management team has made great progress in transforming and repositioning PhotoWorks. As the next step in our turnaround efforts, we need your vote in order to approve the proposed recapitalization plan. As part of this plan, we have negotiated with debt holders and preferred shareholders to give up their legacy rights and become common shareholders. When you approve it, the plan will allow the company to position itself for rapid growth and your investment will have equal rights to the value created.

It is very important that you cast your vote.

Please be advised that YOUR BROKER MAY NOT CAST A VOTE ON YOUR BEHALF on a number of the proposals. Not casting your vote is equivalent to a “No” vote and might stop us from moving forward.

Your prompt response is appreciated. According to our latest records, we have not yet received your vote. Given the short time frame before the meeting date, you are encouraged to vote your shares, via the internet at www.proxyvoting.com/foto or by utilizing the toll-free number: (866) 540-5760.

The Management and the Board of Directors of PhotoWorks recommend unanimously that you vote in favor of all proposals.

We hope to hear from you. If you need assistance in casting your vote, please call Mellon Investor Services (our proxy solicitation agent) toll free at: (888) 566-9477.

Sincerely,

/s/ Philippe Sanchez

Philippe Sanchez

President and Chief Executive Officer

June 13, 2005